Exhibit No. 10.2

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (“Agreement”) is made April 19, 2007 (the “Effective Date”) by and between Evans Bancorp, Inc. (the “Company”) and David J. Nasca (the “Executive”).

WHEREAS, the Company maintains the Evans Bancorp, Inc. 1999 Stock Option and Long-Term Incentive Plan, as amended and restated (the “Plan”), which is administered by a committee appointed by the Company’s Board of Directors (the “Committee”), and

WHEREAS, the Executive has been selected by the Committee to receive a Restricted Stock Award under the Plan, and

WHEREAS, to comply with the terms of the Plan and to further the interests of the Company and the Executive, the parties hereto have set forth the terms of such award in writing in this Agreement;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Executive, as follows:

1. Award.

(a) Grant. The Executive is hereby granted 2,500 shares (the “Restricted Stock”) of the Company’s common stock, par value $.50 per share, (“Stock”), which shall be issued in the Executive’s name subject to certain restrictions thereon. The Company’s grant of the Restricted Stock pursuant to this Agreement is separate from and not in tandem with any grant of any Option (as that term is defined in the Plan) to the Executive under the Plan or otherwise. The Executive hereby accepts the Restricted Stock subject to the terms and conditions of this Agreement and represents that he is acquiring the Restricted Stock for investment and not with any present intention to sell or transfer the same. The effective “Grant Date” will be April 19, 2007, subject to the Executive promptly signing and returning a copy of this Agreement.

(b) Plan Incorporated. The Executive acknowledges receipt of a copy of the Plan and agrees that this award of Restricted Stock shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.

(c) Tax Consequences.  The Executive understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of the transactions contemplated by this Agreement.  The Executive understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”) taxes as ordinary income the difference between the amount paid for the Restricted Stock and the fair market value of the Restricted Stock as of the date any restrictions on the Restricted Stock lapse.  In this context, “restriction” includes the right of the Company to reacquire the Restricted Stock upon the Executive’s forfeiture of such shares under this Agreement. The Executive understands that he may elect to be taxed at the time the shares of Restricted Stock are granted rather than when the Forfeiture Restrictions (as such term is defined in Section 2 below) lapse by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the date of grant.

2. Risk of Forfeiture (“Forfeiture Restrictions”).

(a) Forfeiture Due to Termination of Employment. Subject to Section 3(b), should a Date of Termination occur prior to the Release Date (as such term is defined in Section 3(a) below), the Executive shall forfeit the right to receive the Restricted Stock that would otherwise have vested on the Release Date.

(b) Date of Termination. For purposes of this Section 2 (and subject to Section 3(b)), the Executive’s “Date of Termination” shall be the first day occurring on or after the date of this Agreement on which the Executive’s employment with the Company and any subsidiary of the Company terminates.

(c) Restrictions on Transfer. Neither the Restricted Stock nor any of it may be voluntarily or involuntarily sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of until such time as the restrictions contained in Section 2 lapse as to the applicable Restricted Stock and it is fully vested. Upon any violation of this restriction, the Restricted Stock not theretofore vested shall be forfeited.

3. Lapse of Forfeiture Restrictions.

(a) Vesting; Release Date. Unless otherwise accelerated pursuant to Section 3(b) below or otherwise by the Committee pursuant to its authority under the Plan, one hundred percent (100%) of the Restricted Stock shall vest on April 19, 2008 – the one year anniversary of the Grant Date (the “Release Date”) provided that the Executive has remained continuously employed by the Company or a subsidiary of the Company until such date.

(b)        Acceleration of Vesting; Lapse of Forfeiture Restrictions.

(i) Termination Due to Death.  In the event of termination of employment due to the Executive’s death prior to the Release Date, the Restricted Stock shall fully vest in the Executive as of the date of his death and all Forfeiture Restrictions with respect to such shares shall lapse.

(ii) Termination Due to Disability. In the event of termination of employment due to the Executive’s disability, the Restricted Stock shall fully vest in the Executive as of the date of his termination and all Forfeiture Restrictions with respect to such shares shall lapse. For purposes of this Agreement “disability” shall mean the Executive’s physical or mental incapacity which prevents the Executive from performing the Executive’s normal duties on a full time basis, which condition, in the reasonable judgment of the Board of Directors of the Company and/or of a subsidiary of the Company, as applicable, after consultation with medical advisors satisfactory to such Board and the Executive, is likely to continue for a sufficiently long period of time so as to be materially detrimental to the Company’s and/or the subsidiary’s, as the case may be, operations.

(iii) Change in Control. If an event described in Section 12(b)(i) or (ii) of the Plan (each such event a “Change in Control Event”) shall occur, then immediately prior to, and contingent upon the consummation of, the occurrence of a Change in Control Event all non-vested Restricted Stock, not previously forfeited, shall fully vest and all Forfeiture Restrictions with respect to such shares shall lapse.

(c) Delivery of Certificates. Restricted Stock with respect to which the Forfeiture Restrictions have lapsed shall cease to be subject to any restrictions except as provided in Section 4(c) below and Section 13(b) of the Plan, and the Company shall deliver to the Executive a certificate representing the shares as to which the Forfeiture Restrictions have lapsed.

4. Custody of Restricted Stock.

(a) Custody. One or more certificates evidencing the Restricted Stock shall be issued by the Company in the Executive’s name. The Company shall cause the certificate or certificates to be delivered upon issuance, to the Secretary of the Company until forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this Agreement.

(b) Additional Securities as Restricted Stock. Any securities received as the result of ownership of Restricted Stock, including without limitation, securities received as a stock dividend or stock split, or as a result of a recapitalization or reorganization (all such securities to be considered “Restricted Stock” for all purposes under this Agreement), shall be held in custody in the same manner and subject to the same conditions as the Restricted Stock with respect to which they were issued.

(c) Delivery to the Executive. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause certificate(s) for the vested Restricted Stock to be issued in the name of the Executive in exchange for the certificate evidencing the previously Restricted Stock. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements of any regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any securities exchange.

5. Status of Stock.

(a) Rights as Stockholder. Subject to the restrictions contained herein, the Executive shall have all voting and ownership rights applicable to the Restricted Stock, including the right to receive dividends, whether or not such Restricted Stock is vested and unless and until the Restricted Stock is forfeited pursuant to the provisions of this Agreement.

(b) Compliance with Securities Laws. The Executive agrees that the Restricted Stock will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. The Executive also agrees (i) that the certificate(s) evidencing the Restricted Stock shall be affixed with such legend(s) as the Committee deems appropriate in order to assure compliance with applicable securities laws and the Plan, (ii) that the Company may refuse to register the transfer of the Restricted Stock on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Stock, and (iv) the Company’s obligation to deliver the Restricted Stock hereunder is subject to the provisions of Section 13(b) of the Plan.

6. Relationship to Company.

(a) No Affect on Company’s Rights or Powers. The existence of this Restricted Stock Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganization or other changes in the Company’s capital structure or its business, or any merger or consolidation of Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding , whether of a similar character or otherwise.

(b) No Guarantee of Service. This Restricted Stock Agreement shall not confer upon the Executive any right with respect to continuance of employment by the Company or any of its affiliates, nor shall it interfere in any way with any right the Company, or its directors or stockholders, would otherwise have to terminate the Executive’s employment at any time.

7. Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee’s rights to make certain determinations and elections with respect to the Restricted Stock.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors and assigns of the Company and all persons lawfully claiming under the Executive.

9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Executive has executed this Agreement, all effective as of the date of first above written.

EVANS BANCORP, INC.

By:	/s/Phillip Brothman

Name: Title:	Phillip Brothman Chairman of the Board

/s/David J. Nasca
David J. Nasca, the “Executive”